Exhibit 10.28

Description of Independent Director Compensation

For 2011, the compensation for the independent directors of The Goldman Sachs Group, Inc. (Group Inc.), which was awarded on February 1, 2012, consisted of the following:

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a $75,000 annual retainer in the form of 662 vested restricted stock units (RSUs) to each independent director, other than Debora L. Spar, who became a director in June 2011 and received a prorated retainer of $43,750 in the form of 386 vested RSUs, and M. Michele Burns, who became a director in October 2011 and received a prorated retainer of $18,750 in the form of 166 vested RSUs;

•	a $25,000 committee chair fee in the form of 221 vested RSUs to each of John H. Bryan, Stephen Friedman, James A. Johnson and James J. Schiro; and

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an annual grant of 2,500 vested RSUs to each independent director, other than Dr. Spar, who became a director in June 2011 and received a prorated annual grant of 1,459 vested RSUs, and Ms. Burns, who became a director in October 2011 and received a prorated annual grant of 625 vested RSUs.

In addition, H. Lee Scott, Jr., who retired as a director in May 2011, received a prorated retainer of $31,250 and a prorated annual grant of $112,817. Because he was no longer on the Group Inc. board of directors (the Board), the Board determined to pay his prorated compensation in cash rather than equity.

RSUs granted to independent directors for 2011 services are fully vested and provide for delivery of the underlying shares of common stock, par value $0.01 per share (Common Stock), of Group Inc. on the first eligible trading day in the third quarter of the year following the year of the director’s retirement from the Board.

The Board, upon the recommendation of Group Inc.’s Corporate Governance and Nominating Committee, has a stock ownership policy that requires each independent director to beneficially own at least 5,000 shares of Common Stock or fully vested RSUs within two years of becoming a director.

Independent directors of Group Inc. are permitted to participate in Group Inc.’s employee matching gift program on the same terms as non-participating managing director employees generally. Under the program for 2011, Group Inc. matched gifts of up to $20,000 in the aggregate per participating individual.

Independent directors receive no compensation other than directors’ fees.